Exhibit 99.1

Release:	Immediate
Contact:	David Miller (business media)	Paul Bowman (financial community)
	(408) 563-9582	(408) 563-1698

Applied Materials Increases Quarterly Cash Dividend

and Share Repurchase Program

SANTA CLARA, Calif. – (BUSINESSWIRE) – March 22, 2006 – Applied Materials, Inc. today announced that its Board of Directors has approved a quarterly cash dividend of $0.05 per share payable on the company’s common stock, an increase from the previous $0.03 per share. The dividend is payable on June 8, 2006 to stockholders of record as of May 18, 2006. Applied’s Board also approved a new stock repurchase program authorizing up to $5.0 billion in repurchases over the next three years ending in March 2009.

“These increases in the cash dividend and stock buyback program reflect our confidence in both the near- and long-term prospects for Applied Materials,” said Mike Splinter, president and chief executive officer. “We are committed to returning value to stockholders in various ways, including through our growth strategy, operational excellence and ability to generate and manage strong cash flow.”

In fiscal 2005 through the first quarter of fiscal 2006, Applied repurchased approximately 128 million shares at an average price of $17.22 per share, for a total of approximately $2.2 billion. With the adoption of the new stock repurchase program, the Board terminated the $4.0 billion stock repurchase program authorized in March 2005.

As of January 29, 2006, Applied Materials had approximately 1.59 billion shares of common stock outstanding.

Forward-Looking Statements. This press release contains forward-looking statements, including those relating to Applied Materials’ future outlook, return of stockholder value, growth strategy, operational excellence, cash generation and management, and cash deployment strategies. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: the sustainability of demand in the semiconductor and semiconductor equipment industries, which is subject to many factors, including global economic conditions, business spending, consumer confidence, demand for electronic products and semiconductors, and geopolitical uncertainties; customers’ capacity requirements, including capacity utilizing the latest technology, which depend in part on customers’ inventory levels relative to demand for their products; the timing, rate, amount and sustainability of capital spending for new technology, such as 300mm and sub-100 nanometer applications; the company’s ability to develop, deliver and support a broad range of products and to expand its markets and develop new markets; the company’s ability to maintain effective cost controls and timely align its cost structure with business conditions; the company’s ability to effectively manage its resources and production capability, including its supply chain; and other risks described in Applied Materials’ SEC filings, including its most recent reports on Form 10-K and Form 10-Q. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and the company undertakes no obligation to update any such statements.

Applied Materials, Inc. (Nasdaq:AMAT) is the global leader in nanomanufacturing technologyTM solutions for the electronics industry with a broad portfolio of innovative equipment, service and software products. At Applied Materials, we apply nanomanufacturing technology to improve the way people live. Learn more at www.appliedmaterials.com.

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